Exhibit 99.1

PRESS RELEASE

Company Release – 14 November, 2022 – 5:00 PM ET

Integrated Rail and Resources Acquisition Corp. Confirms
Contribution to Trust Account to Extend Time Period to Complete a Business Combination

New York, NY, November 14, 2022—Integrated Rail and Resources Acquisition Corp. (NYSE: IRRXU; IRRX; IRRXW) (the “Company”), a special purpose acquisition company, announced today that it has extended the date by which it is required to complete a business combination for an additional period of three (3) months from November 15, 2022 to February 15, 2023, and that the amount of $2,300,000 has been deposited into the Company’s trust account (the “Trust Account”) in connection with the extension pursuant to the terms of the Investment Management Trust Agreement, dated as of November 11, 2021, between American Stock Transfer & Trust Company, LLC (the “Trustee”) and the Company. The purpose of the extension is to extend the time for the Company to consummate its initial business combination. The Company’s governing documents permit a total of two three-month extensions.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on natural resources, railroads and/or railroad logistics companies, or any combinations thereof. The Company is sponsored by DHIP Natural Resources Investments, LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Contact: William Lane
wlane@dhipgroup.org or (321) 972-1583